Exhibit 99.1

Tronox Announces Chief Financial Officer Retirement and Succession Plan

John Srivisal, Currently SVP, Named as CFO Successor, Effective April 2023

STAMFORD, Conn., Dec. 15, 2022/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide pigment, today announced that Tim Carlson, Tronox’s Senior Vice President and Chief Financial Officer, will retire from Tronox on April 1, 2023. John Srivisal, currently Senior Vice President, Business Development and Finance, has been named as Tronox’s next CFO effective April 1, 2023.

Mr. Carlson joined Tronox in October 2016 as Senior Vice President and Chief Financial Officer. His leadership and financial acumen have played a central role in the Company's transformation, with Tronox now better positioned than ever to navigate the current market and deliver long-term shareholder value. During his tenure, Mr. Carlson built a cohesive finance organization and led the Company through the close of the pivotal Cristal transaction, strengthened the balance sheet through significant debt reduction actions, and enabled positive cash flow generation.

Mr. Srivisal joined Tronox in March 2018 to lead the Company’s business development efforts, including closing the Company’s transformative acquisition of the Cristal TiO2 business from The National Titanium Dioxide Company Ltd. and subsequently leading the integration and synergy program. In May 2020, he additionally assumed responsibility for the Company’s financial planning and analysis activities. Mr. Srivisal brings over two decades of finance experience as an investment banker and senior corporate executive across a variety of industries on capital markets and mergers and acquisition transactions. Mr. Srivisal holds a Bachelor of Science degree in Economics with a concentration in finance from the Wharton School of the University of Pennsylvania.

Jean Francois Turgeon, co-Chief Executive Officer, commented, “Tim has played a key role in the transformation of Tronox and, in particular, the development of our finance organization over his more than six years with our Company. Co-CEO John Romano and I, along with the rest of the Tronox team, would like to thank Tim for his tireless commitment, leadership, and contributions that will leave a lasting legacy on our organization. We wish him all the best as he and his family move into this next phase after a long and successful career.”

Mr. Carlson, CFO, commented, “I am extremely proud to have played a role in Tronox’s transformation to where it is today – well positioned to navigate the current environment and deliver meaningful value in the future. I have worked very closely with John Srivisal over the past several years as a business partner on the executive team and am confident that the leadership, financial skills, and strategic vision he brings to the role will continue to position Tronox for success. I would like to thank our board, John and JF, and my colleagues for an incredible experience during my six years with Tronox.”

John D. Romano, co-Chief Executive Officer, concluded, “The Board, JF, and I want to congratulate John Srivisal on his well-earned succession to CFO. With his proven track record as a leader overseeing our financial planning and analysis team and navigating the complex financial capital markets, John brings an ideal set of capabilities and experience to bear as he assumes the helm of Tronox’s finance organization.”

About Tronox

Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

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